Exhibit 99.1

1 Hatch Street Upper Dublin 2, Ireland
Phone	+353 (0)1 400 5500
Fax	+353 (0)1 405 2033
xlgroup.com

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(203) 964-3470	(441) 294-7290

XL GROUP PLC ANNOUNCES THE APPOINTMENT OF
VALERIE F. GOODING TO ITS BOARD OF DIRECTORS
Ellen E. Thrower to Retire from Board

Dublin, Ireland – February 27, 2012 - XL Group plc (“XL” or the “Company”) (NYSE: XL) today announced that Valerie F. Gooding has been appointed to the Company’s Board of Directors. Ms. Gooding’s appointment will become effective at the Company’s April board meeting.

For 10 years, Ms. Gooding served as the CEO of British United Provident Association (BUPA), a leading independent health insurer and provider, where she led a major expansion of the company. Under Ms. Gooding’s leadership, BUPA diversified its strategy and grew operations outside of the United Kingdom to include Australia, New Zealand, Spain, Saudi Arabia, Denmark and the United States. Prior to leading BUPA, Ms. Gooding spent more than 20 years at British Airways, where she held a number of positions, including head of sales and marketing, division director of business units and director of Asia Pacific.

Commenting on the appointment, XL’s Chairman, Robert Glauber, said: “We are delighted to have Val join the XL Board. As XL continues to execute its strategic growth ambitions, I believe that Val’s extensive and diverse global business experience will serve us well. We look forward to Val’s many contributions.”

Ms. Gooding, a citizen of the United Kingdom, currently serves as the non-executive chairman of the board of Premier Farnell plc and chairs the board’s nominating committee. She also sits on the board of Standard Chartered plc. She was formerly a director of the British Broadcasting Company (BBC), J. Sainsbury plc and BAA plc. Ms. Gooding’s extensive pro bono positions include acting as a Trustee and Deputy Chairman of the British Museum and as a Board member of the Association of British Insurers.

For services to business, Ms. Gooding was appointed a Commander of the Order of the British Empire (CBE) in 2002 and was previously recognized as one of Fortune magazine’s 50 Most Powerful Women in Business. She holds an honors degree from Warwick University.

The Company also announced that Ellen Thrower, who has served as an Independent Director of XL since 1995, will retire from the Board effective immediately. Mr. Glauber said: “We are most grateful to Ellen for her long service to XL, stretching out over more than 15 years. As she alters her professional focus, we can understand her decision to step down now. She has been a valuable presence, from her work on our Audit and Nominating, Governance & External Affairs committees, to the perspective she brought as the former Executive Director of St. John’s School of Risk Management, Insurance and Actuarial Science (from 2001-2010), her impact has been meaningful and will be missed.”

About XL Group plc

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world.

XL is the company clients look to for answers to their most complex risks and to help move their world forward. Its principal offices are located at No.1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. To learn more, visit www.xlgroup.com

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